Exhibit 4.6

FIFTH AMENDED AND RESTATED
VOTING AGREEMENT

This Fifth Amended and Restated Voting Agreement dated as of August 26, 2015 (this “Agreement”) is made by and among:  (i) Selecta Biosciences, Inc., a Delaware corporation (the “Company”); (ii) the holders of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), the Company’s Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), the Company’s Series E Convertible Preferred Stock, par value $0.0001 per share (the “Series E Preferred Stock” and, collectively with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the “Senior Preferred Stock”), and the Company’s Series SRN Convertible Preferred Stock, par value $0.0001 per share (the “Series SRN Preferred Stock”) listed on the Schedule A attached hereto (collectively, the “Purchasers”); (iii) Omid Farokhzad, Ulrich von Andrian and Robert S. Langer, Jr. (each individually, a “Founder,” and collectively the “Founders”), (iv) the holders of Common Stock, par value $0.0001 per share, of the Company listed on the Schedule of Key Holders attached hereto as Schedule B (the “Key Holders” and collectively with the Founders, the “Initial Stockholders”) and (v) any additional Key Holder that becomes a party to this Agreement in accordance with Section 12.9 hereof.  The Purchasers and the Initial Stockholders are sometimes referred to in this Agreement individually as a “Stockholder” and collectively as the “Stockholders.”

WHEREAS, the Company, the holders of Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock, the holders of Series D Preferred Stock, the holders of SRN Preferred Stock and the Initial Stockholders are parties to a Fourth Amended and Restated Voting Agreement dated as of July 15, 2014 (as amended to date, the “Former Voting Agreement”);

WHEREAS, the Company is a party to a Series E Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) pursuant to which the Company agreed to issue shares of Series E Preferred Stock to certain Purchasers (collectively, the “Series E Investors”); and

WHEREAS, the Series E Investors have made it a condition precedent to their purchase of shares of Series E Preferred Stock pursuant to the Purchase Agreement that the parties enter into this Agreement;

WHEREAS, the Fourth Amended and Restated Certificate of Incorporation of the Company (as the same may be amended or amended and restated from time to time, the “Company Charter”) in effect on the date hereof provides that the holders of record of Senior Preferred Stock shall be entitled to elect five (5) directors of the Company, exclusively and as a separate class (the “Preferred Directors”), and the parties wish to set forth their agreements and understandings with respect to how shares of capital stock of the Company shall be voted with respect to the board of directors of the Company (the “Board”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto hereby agree as follows:

1.                                      Voting of Shares.

1.1                               In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), each Stockholder shall vote or cause to be voted all Shares (as defined in Section 3) owned by him or it, or over which he or it has voting control, and otherwise use his or its respective best efforts, so as to:

(a)                                 fix the number of directors of the Company at eleven (11);

(b)                                 elect the following persons as directors:

(i)                                     one director designated by Polaris Venture Partners IV, L.P. or an Affiliate thereof (as defined in Section 9.2) (“Polaris”), who shall initially be Amir Nashat (the “Polaris Director”), for so long as such Stockholders and their Affiliates continue to own beneficially at least 500,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of Senior Preferred Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

(ii)                                  one director designated by Flagship Ventures or an Affiliate thereof (“Flagship”),who shall initially be Edwin M. Kania, Jr. (the “Flagship Director”), for so long as such Stockholders and their Affiliates continue to own beneficially at least 500,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of Senior Preferred Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

(iii)                               one director designated by NanoDimension L.P. or an Affiliate thereof (“NanoDimension”), who shall initially be Aymeric Sallin, for so long as such Stockholders and their Affiliates continue to own beneficially at least 500,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of Senior Preferred Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

(iv)                              one director designated by OrbiMed Private Investments III, LP or an Affiliate thereof (“OrbiMed”), who shall initially be Carl L. Gordon (the “OrbiMed Director”), for so long as such Stockholders and their Affiliates continue to own beneficially at least 500,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of Senior Preferred Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

(v)                                 one director designated by RUSNANO, an open joint stock company organized and existing under the laws of the Russian Federation (“RUSNANO”), who shall initially be Leysan Shaydullina (the “RUSNANO Director”), for so long as such

Stockholder continues to own beneficially at least 500,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of Senior Preferred Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like.  Notwithstanding anything to the contrary herein, any director designated pursuant to this Section 1.1(b)(v) must be either a member of RUSNANO’s executive board or an experienced global pharmaceutical executive with predefined qualification requirements consistent with those applied in relation to the other directors of the Board;

(vi)                              two directors designated by a majority of the Founders, who shall initially be Omid Farokhzad and Robert S. Langer, Jr., for so long as such Stockholders and their Affiliates continue to own beneficially at least 500,000 shares of Common Stock of the Company, which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

(vii)                           the Company’s then incumbent Chief Executive Officer, approved by the Board of Directors (the “CEO Director”), who shall initially be Werner Cautreels; and

(viii)                        three independent directors designated by a majority of the other directors (the “Independent Directors”), who shall be individuals not otherwise affiliated with the Company or any of the other Stockholders and two of whom shall initially be Peter Barton Hutt and George Siber, while the third Independent Director seat shall initially be vacant.

To the extent that any of clauses (i) through (viii) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company Charter.

(c)                                  remove any director at the request of the party or parties entitled to designate such director pursuant to Section 1.1(b) above.

1.2                               Observer Rights.

(a)                                 As long as TAS Partners, LLC owns not less than 500,000 shares of Common Stock issued or issuable upon the conversion of Senior Preferred Stock, the Company shall invite a representative of TAS Partners, LLC to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree in writing to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Purchaser or its representative is a competitor of the Company.

(b)                                 As long as (i) VTB Capital I2BF Netherlands B.V., a private limited liability company, organized and existing under the laws of the Netherlands, and (ii) Selecta RKFN Ltd., a limited liability company organized and existing under the laws of the Russian Federation (together, “I2BF”), collectively, own not less than 500,000 shares of Common Stock issued or issuable upon the conversion of SRN Preferred Stock, the Company shall invite a representative of I2BF to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree in writing to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Purchaser or its representative is a competitor of the Company.

(c)                                  If at any time prior to the termination of this Section 1, Polaris, Flagship, NanoDimension, OrbiMed or RUSNANO shall (i) not have the right to designate a director pursuant to Sections 1.1(b)(i) through (v) above, as applicable, and (ii) continue to own not less than 250,000 shares of Common Stock issued or issuable upon conversion of the Senior Preferred Stock, the Company shall invite a representative of such Stockholder to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree in writing to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Purchaser or its representative is a competitor of the Company.

1.3                               Board of Directors and Internal Audit Commission of the Project Company.  In any and all elections of directors or internal audit commission members of SELECTA (RUS) LLC, a controlled subsidiary of the Company (the “Project Company”), whether at a meeting or by written consent in lieu of a meeting, the Company, as the controlling shareholder of the Project Company, shall vote or cause to be voted all shares of capital stock of the Project Company owned by it, or over which it has voting control, so as to:

(a)                                 fix the number of directors of the Project Company at five (5).

(b)                                 elect the following persons as directors of the Project Company:

(i)                                     one (1) director designated by RUSNANO, who shall initially be Leysan Shaydullina;

(ii)                                  for so long as I2BF holds and has sole beneficial ownership of all of the shares of Series SRN Preferred Stock purchased by it under that certain Series SRN

Preferred Stock Purchase Agreement among the Company and I2BF, dated as of July 15, 2014 (the “Series SRN Purchase Agreement”), one (1) director designated by I2BF, who shall initially be Alexander Korchevskiy; and (iii) three (3) directors designated by the Board, who shall initially be Werner Cautreels, Lloyd Johnston and Dmitry Ovchinnikov.

(c)                                  appoint or cause to be appointed one of the directors designated pursuant to Section 1.3(b)(iii) as the Chairperson of each board meeting of the Project Company.

(d)                                 appoint or cause to be appointed the director designated by RUSNANO pursuant to Sections 1.3(b)(i) as the Secretary of each board meeting of the Project Company at which an action requiring the unanimous consent of the directors of the Project Company is taken.

(e)                                  appoint or cause to be appointed to the internal audit commission of the Project Company one (1) nominee designated by RUSNANO, provided that such nominee shall not be a member of the board of directors of the Project Company.

(f)                                   appoint or cause to be appointed to the internal audit commission of the Project Company two (2) nominees designated by the Board, provided that such nominees shall not be members of the board of directors of the Project Company.

(g)                                  remove any director of the Project Company at the request of the party or parties entitled to designate such director pursuant to Section 1.3(b) above.

(h)                                 Notwithstanding anything to the contrary herein, (i) the rights of RUSNANO under this Section 1.3 shall terminate and be of no further force and effect on the earliest date on which RUSNANO (or a controlled affiliate that is a permitted transferee pursuant to Section 9.3) no longer holds and has sole beneficial ownership of all of the shares of Series SRN Preferred Stock purchased by it under that certain Series D Preferred Stock Purchase Agreement and Series SRN Preferred Stock Purchase Agreement, dated as of November 7, 2011, whether as a result of any transfer, sale, conversion or redemption or otherwise, and (ii) the rights of I2BF under this Section 1.3 shall terminate and be of no further force and effect on the earliest date on which I2BF (or a controlled affiliate that is a permitted transferee pursuant to Section 9.3) no longer holds and has sole beneficial ownership of all of the shares of Series SRN Preferred Stock purchased by it under the Series SRN Purchase Agreement, whether as a result of any transfer, sale, conversion or redemption or otherwise.

2.                                      Compensation Committee.  The Board shall appoint a compensation committee consisting of at least two (2) of the Preferred Directors and one (1) director that shall be either an Independent Director or one of the directors designated by the Founders pursuant to Section 1.1(b)(vi) to determine compensation for the officers and directors of the Company, including option grants or other equity compensation.

3.                                      Shares.  For purposes of this Agreement, “Shares” shall mean and include any and all shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), Senior Preferred Stock, Series SRN Preferred Stock and/or shares of other series and classes of capital stock of the Company, by whatever name called, which carry voting rights (including voting rights which arise by reason of default) and shall include any such shares now owned or subsequently acquired by a Stockholder, however acquired, including without limitation stock splits, stock dividends, and shares acquired upon the exercise of options.

4.                                      Drag-Along Right.

4.1                               Definitions.  A “Sale of the Company” shall mean either:  (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction or series of related transactions by which the Company sells all or substantially all of its assets.

4.2                               Actions to be Taken.  In the event that (i) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of Common Stock then issued or issuable upon conversion of the shares of the Senior Preferred Stock and the Series SRN Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis (determined, in the case of the Series E Preferred Stock, without regard to the special conversion ratios set forth in Section 3.3(a)(i)(1) and Section 3.3(b)(i)(2) of the Company Charter in effect on the date hereof), and (ii) the holders of at least sixty percent (60%) of the then outstanding shares of Common Stock, voting together as a single class (those holders referenced in subsections (i) and (ii), collectively, the “Selling Stockholders”) approve a Sale of the Company in writing, specifying that this Section 4 shall apply to such transaction, then each Stockholder hereby agrees:

(a)                                 if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Company Charter required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)                                 if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Stockholders to the person to whom the Selling Stockholders propose to sell their Shares, and, except as permitted in Section 4.3 below, on the same terms and conditions as the Selling Stockholders;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Stockholders in order to carry out the terms and provisions of this Section 4, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)                                 not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(f)                                   if the consideration to be paid in exchange for the Shares pursuant to this Section 4 includes any securities and due receipt thereof by any Stockholder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

4.3                               Exceptions.  Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 4.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)                                 any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms, and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)                                 the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company);

(c)                                  the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company), and is pro rata in proportion to the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Company Charter);

(d)                                 liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Company Charter) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e)                                  upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Senior Preferred Stock will receive the same amount of consideration per share of such series of Senior Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Series SRN Preferred Stock will receive the same amount of consideration per share of such series as is received by other holders in respect of their shares of such same series, (iv) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (v) the aggregate consideration receivable by all holders of the Senior Preferred Stock, Series SRN Preferred Stock and Common Stock shall be allocated among the holders of Senior Preferred Stock, Series SRN Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Senior Preferred Stock, Series SRN Preferred Stock and the holders of Common Stock are entitled in a liquidation, dissolution or winding up of the affairs of the Company (assuming for this purpose that the Proposed Sale is a liquidation, dissolution or winding up of the affairs of the Company) in accordance with the Company Charter in effect immediately prior to the Proposed Sale; and

(f)                                   subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, and if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option.

5.                                      Manner of Voting.  The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

6.                                      Termination.  Sections 1, 2, 4 and 5 of this Agreement shall terminate in their entirety on the earliest to occur of (i) the closing of the Company’s first public offering pursuant to a registration statement under the Securities Act of 1933, as amended (an “IPO”), (ii) the closing of a Sale of the Company, (iii) a transaction that qualifies as a liquidation, dissolution or winding up of the affairs of the Company under the Company Charter, as it may be amended from time to time (a “Liquidation Event”), or (iv) such time as less than 1,500,000 shares of

Senior Preferred Stock (as adjusted for splits, dividends, recapitalizations and the like) remain outstanding.

7.                                      No Revocation.  The voting agreements contained herein are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with Section 12.5 hereof.  Nothing in this Section 7 shall be construed as limiting the provisions of Section 5 or 12.5 hereof.

8.                                      Restrictive Legend.  All certificates representing Shares owned or hereafter acquired by the Stockholders or any transferee of the Stockholders bound by this Agreement shall have affixed thereto a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE REGISTERED OWNER OF THIS CERTIFICATE, THE COMPANY AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY.  THE COMPANY WILL FURNISH A COPY OF THIS AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

9.                                      Transfers of Rights.

9.1                               Any transferee to whom Shares are transferred by a Stockholder, whether voluntarily or by operation of law, shall be bound by the obligations imposed upon the transferor under this Agreement, to the same extent as if such transferee were a Stockholder hereunder, and no Stockholder shall transfer any Shares unless the transferee agrees in writing to be bound by this Agreement.

9.2                               Notwithstanding anything to the contrary herein, any Purchaser which is a partnership, limited liability company or joint stock company may transfer rights granted to such Purchaser hereunder to any partner, affiliated fund or member thereof, or to any entity or person that controls, or is controlled by, or is under common control with, such Purchaser (an “Affiliate”) to which Shares are transferred and which delivers to the Company a written instrument in accordance with Section 9.1; in the event of such transfer, such Affiliate shall be deemed a Purchaser and may again transfer such rights to any other person or entity that acquires Shares in accordance with, and subject to, the provisions of this Section 9.

9.3                               Notwithstanding anything to the contrary herein, RUSNANO may transfer all, but not less than all, rights granted to RUSNANO hereunder to an Affiliate of RUSNANO to which all Shares held by RUSNANO are transferred and which delivers to the Company a written instrument in accordance with Section 9.1; in the event of such transfer, such transferee shall be deemed a “Purchaser” and “RUSNANO” hereunder and may again transfer such rights to any Affiliate of RUSNANO that acquires all such Shares and rights in accordance with, and subject to, the provisions of this Section 9.

10.                               Reimbursement of Expenses.  The Company shall pay the reasonable out-of-pocket expenses of all the directors (other than directors who are employees of the Company,

who shall be reimbursed in accordance with the Company’s employee travel policies) in attending meetings of the Board and committees thereof (including travel, room and board).

11.                               Call Option.

11.1                        The Company shall have the right to require each holder of outstanding shares of Series SRN Preferred Stock to sell to the Company all (but not less than all) of its shares of Series SRN Preferred Stock (the “Call Option”) at any time after such holder of Series SRN Preferred Stock breaches any of its material obligations under the Financing Agreements (as defined in the Purchase Agreement) or under the Company Charter (including, for example, failing to assign ownership of any inventions made within the Project Company to the Company or failing to convert its shares of Series SRN Preferred Stock in accordance with the Company Charter), which breach remains uncured for a period of thirty (30) days after such breach and provided, however, that the Company is not then itself in breach of its obligations under the applicable Financing Agreement(s).  The Company shall have the right to exercise the Call Option at any time within two (2) months of such breach (provided that such two (2) month period shall commence on the date of delivery of written notice of such breach) with respect to all of the shares of Series SRN Preferred Stock held by such holder as of immediately prior to such breach or as of the date of the Exercise Notice (whichever is greater), at a per share purchase price of $4.50 (as adjusted for all stock splits, dividends, combinations, recapitalizations and the like affecting the Series SRN Preferred Stock) (the “Exercise Price”).  For the avoidance of doubt, the Company shall not have the right to exercise its Call Option with respect to a holder of Series SRN Preferred Stock that is not in breach of any of its material obligations under any of the Financing Agreements or the Company Charter.

11.2                        [Intentionally Omitted].

11.3                        The Call Option shall be exercisable by the Company only by delivery of a written exercise notice stating the Exercise Price (the “Exercise Notice”) to the holders of the Series SRN Preferred Stock.  Upon delivery of an Exercise Notice, the holders of the Series SRN Preferred Stock shall be obligated to sell all but not less than all of their shares of Series SRN Preferred Stock (and to promptly deliver any certificates representing the same, duly endorsed or accompanied by an executed stock power) to the Company, and the Company shall be obligated to purchase such shares from the holders of the Series SRN Preferred Stock, in the manner and at the Exercise Price.  On a date (the “Settlement Date”) that is within ten (10) business days after receipt of an Exercise Notice, the Company shall pay to the relevant holder the Exercise Price.  Such payment may be effected in cash or by certified or official bank check or wire transfer to an account designated by the holders of the Series SRN Preferred Stock in writing.

12.                               [Intentionally Omitted].

13.                               General.

13.1                        Severability.  The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect.

13.2                        Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each party hereto shall be entitled to specific performance of the agreements and obligations of any other party hereto hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

13.3                        Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

13.4                        Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) for notices sent by the Company to addressees within the United States, two (2) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) three (3) business days after being sent via a reputable international courier service with expedited delivery, in each case to the intended recipient as set forth below, or (c) immediately upon being sent by facsimile, provided that the sender receives electronic confirmation of delivery, or electronic mail:

(i)                                     If to the Company:

Selecta Biosciences, Inc.
480 Arsenal Street, Building One
Watertown, Massachusetts 02472
Attn:  President
Fax:  617-924-3454
E-mail: [***]

with a copy to:

Jeffrey L. Quillen, Esquire
Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02210
Fax:  617-832-7000
E-mail: [***]

(ii)                                  If to a Purchaser, at its address set forth in Schedule A hereto, or at such other address as may have been furnished to the other parties hereto in writing by such Purchaser; and

(iii)                               If to an Initial Stockholder, at the Company or at such other address or addresses as may have been furnished to the other parties hereto in writing by such Initial Stockholder.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 13.4.

13.5                        Complete Agreement; Amendments.  This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter.  No amendment, modification or termination of, or waiver under, any provision of this Agreement shall be valid unless in writing and signed by (i) the Company, (ii) the Initial Stockholders holding at least a majority of the voting power of the Shares then held by all of the Initial Stockholders, and (iii) Purchasers holding at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Shares (other than shares of Series SRN Preferred Stock) then held by all of the Purchasers, and any such amendment, modification, termination or waiver shall be binding on all parties hereto; provided that any such waiver or amendment which adversely affects the rights, privileges, duties or obligations of a Purchaser in a manner different than those of all other Purchasers shall not be effective without the written consent of the affected Purchaser.  Notwithstanding anything to the contrary herein, this Agreement may be amended by the Company without the consent of any of the other parties hereto to add as a party hereto and include information regarding and otherwise accommodate an additional purchaser of shares of Series E Preferred Stock pursuant to the Purchase Agreement, as may be amended from time to time; provided that any such amendment does not materially and adversely affect the rights of any Purchaser under this Agreement (it being agreed that the issuance of additional shares of capital stock in accordance with the Purchase Agreement, as may be amended or modified from time to time in accordance with its terms, and the other Financing Agreements, each as may be amended or modified from time to time in accordance with its respective terms, shall not be deemed to affect the Purchasers under this Agreement).  Notwithstanding the foregoing, no amendment, modification or waiver under this Agreement shall be made:

(a)                                 affecting the right to elect the Polaris Director without the written consent of Polaris so long as Polaris holds at least the 8% Ownership Threshold (as defined in Section 13.5(h) below) and no amendments, modifications or waivers shall be made to Section 1.2(b), so long as Polaris holds at least 250,000 shares of Senior Preferred Stock;

(b)                                 affecting the right to elect the Flagship Director without the written consent of Flagship so long as Flagship holds at least the 8% Ownership Threshold and no amendments, modifications or waivers shall be made to Section 1.2(b), so long as Flagship holds at least 250,000 shares of Senior Preferred Stock;

(c)                                  affecting the right to elect the NanoDimension Director without the written consent of NanoDimension so long as NanoDimension holds at least the 8% Ownership Threshold and no amendments, modifications or waivers shall be made to Section 1.2(b), so long as NanoDimension holds at least 250,000 shares of Senior Preferred Stock;

(d)                                 affecting the right to elect the OrbiMed Director without the written consent of OrbiMed so long as OrbiMed holds at least the 8% Ownership Threshold and no amendments, modifications or waivers shall be made to Section 1.2(b), so long as OrbiMed holds at least 250,000 shares of Senior Preferred Stock;

(e)                                  affecting the right to elect the RUSNANO Director without the written consent of RUSNANO (or an Affiliate of RUSNANO that is permitted pursuant to Section 9.3) so long as RUSNANO (or its Affiliate that is permitted pursuant to Section 9.3) holds at least the 8% Ownership Threshold and no amendments, modifications or waivers shall be made to Section 1.2(b), so long as RUSNANO holds at least 250,000 shares of Senior Preferred Stock;

(f)                                   changing the voting thresholds set forth in Section 4.2 without the written consent of all of the holders who would be required to exercise the drag-along right in accordance with Section 4.2; or

(g)                                  amending subsections (a) through (f) of this Section 13.5 without the consent of Polaris, Flagship, NanoDimension, OrbiMed or RUSNANO, as applicable.

(h)                                 For purposes of this Section 13.5, the term “8% Ownership Threshold,” as it relates to a particular Preferred Director, shall mean, 8% of all outstanding shares of the Company’s Senior Preferred Stock, on an as-converted-to-Common Stock basis (but not including any shares issued in the circumstances specified in Article Fourth, Section 3.3(d)(i)(4)(A)-(K) of the Company Charter), and for purposes of this calculation, specifically including:

(i)                                     Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and any subsequently issued class or series of preferred stock, other than Series SRN Preferred Stock; and

(ii)                                  any shares of Common Stock issued as a result of an automatic conversion effected by the written consent or agreement of the (1) holders of shares of Senior Preferred Stock representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class, and (2) holders of shares of Common Stock representing at least a majority of the votes represented by all outstanding shares of Common Stock voting together as a single class, and the party with the right to designate such Preferred Director did not consent or agree.

13.6                        Construction.  A reference to a Section or Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated.  The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

13.7                        Counterparts; Facsimile Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.8                        Additional Purchasers.  Notwithstanding Section 13.5, any person or entity that purchases Series E Preferred Stock under the Purchase Agreement shall become a party to this Agreement by executing and delivering to the Company a counterpart signature page to this Agreement, and thereupon shall be deemed a “Purchaser” for all purposes of this Agreement, and the Company shall amend Schedule A hereto to add the name and address of such Purchaser.  No such accession instrument shall be effective unless and until accepted in writing by the Company.  Except as required by the preceding sentence, no action or consent by the Purchasers or the Initial Stockholders shall be required for such joinder to this Agreement by such Co-Investor or any aforesaid amendment of Schedule A, so long as such Co-Investor has agreed in writing to be bound by all of the obligations as a “Purchaser” hereunder.

13.9                        Additional Key Holders.  In the event that after the date of this Agreement, the Company issues shares of capital stock to any employee or consultant, which shares constitute two percent (2%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall use its best efforts to cause such person to execute a counterpart signature page hereto, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Stockholder.  No action or consent by the Purchasers or Initial Stockholders shall be required for such joinder to this Agreement by such holder of Common Stock, so long as such holder has agreed in writing to be bound by all of the obligations as a “Key Holder” hereunder.

13.10                 Additional Shares.  Each Stockholder agrees to vote all of the shares it holds, in whatever manner shall be necessary to authorize an increase in the authorized capital stock of the Company so that there will be sufficient shares of Common Stock available for conversion of all of the then-outstanding shares of Senior Preferred Stock and Series SRN Preferred Stock at any time that an adjustment to the applicable Conversion Price (as defined in the Company Charter) is made pursuant to Article FOURTH, Section 3.3(d)(iv) of the Company Charter.

13.11                 Amended and Restated Agreement.  The Former Voting Agreement is hereby amended in its entirety and restated herein.  Such amendment and restatement is effective upon the execution of this Agreement by (i) the Company; (ii) the Initial Stockholders holding a majority of the voting power of the Shares held by all of the Initial Stockholders; and (iii) the Purchasers (as such term is defined in the Former Voting Agreement) holding at least 66 2/3% of voting power of the Shares (other than shares of Series SRN Preferred) held by all such Purchasers as of the date of this Agreement.  Upon such execution, all provisions of, rights granted and covenants made in the Former Voting Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.  Each of such Initial Stockholders and Purchasers acknowledge and agree that the execution and delivery by the Company of this Agreement, the Purchase Agreement and the additional Financing Agreements and the performance by the Company of its obligations thereunder do not constitute a default under the provisions of the Former Voting Agreement.

13.12                 Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, nonperformance, breach or termination (collectively, the “Dispute”) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), except as they may be modified herein or by mutual agreement of the parties.  The Dispute shall be resolved by three (3) arbitrators appointed in the following manner:  each party shall nominate an arbitrator for confirmation as provided in the ICC Rules and following their confirmation, the third arbitrator shall be appointed by the International Court of Arbitration of the International Chamber of Commerce; provided, however, that at least one (1) of such arbitrators shall have substantive expertise in the pharmaceutical industry.  The place of arbitration shall be New York, New York.  The language of the arbitration shall be English.  The tribunal shall determine the proportion of the costs of the arbitration which each party shall bear.  The award shall be final, conclusive and binding upon the parties hereto.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

[Remainder of page intentionally left blank.]

N WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as an instrument under scat as of the date first above written.

SELECTA BIOSCIENCES, INC.

By:	/s/Werner Cautreels
Name:	Werner Cautreels
Title:	President and CEO

INITIAL STOCKHOLDERS

/s/Omid Farokhzad
Omid Farokhzad

/s/Ulrich von Andrian
Ulrich von Andrian

/s/Robert S. Langer, Jr.
Robert S. Langer, Jr.

/s/Robert L. Bratzler
Robert L. Bratzler

/s/Werner Cautreels
Werner Cautreels

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASERS:	POLARIS VENTURE PARTNERS V. L.P.

	By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C.
its General Partner

		By:	/s/William E. Bilodeau
William E. Bilodeau
Attorney-in-Fact

POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND V, L.P.

	By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C
its General Partner

		By:	/s/William E. Bilodeau
William E. Bilodeau
Attorney-in-Fact

POLARIS VENTURE PARTNERS FOUNDERS’ FUND V, L.P.

	By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C
its General Partner

		By:	/s/William E. Bilodeau
William E. Bilodeau
Attorney-in-Fact

POLARIS VENTURE PARTNERS SPECIAL FOUNDERS’ FUND V, L.P.

	By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C
its General Partner

		By:	/s/William E. Bilodeau
William E. Bilodeau
Attorney-in-Fact

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASER:	FLAGSHIP VENTURES FUND 2007, L.P.

	By:	Flagship Ventures 2007 General Partner LLC, its General Partner

	By:	/s/Edwin M. Kania, Jr.
Edwin M. Kania, Jr.
Manager

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASER:	NANODIMENSION, L.P.

	By:	NanoDimension Management Limited,
its General Partner

	By:	/s/Jonathan Nicholson
Jonathan Nicholson
Director

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASERS:	ORBIMED ASSOCIATES III, L.P.

	By:	OrbiMed Advisors LLC,
its General Partner

	By:	/s/Carl Gordon
Carl Gordon
Member

ORBIMED PRIVATE INVESTMENTS III, L.P.

	By:	OrbiMed Capital GP III LLC,
its General Partner

	By:	OrbiMed Advisors LLC,
its Managing Member

	By:	/s/Carl Gordon
Carl Gordon
Member

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASER:	EMINENT II VENTURE CAPITAL CORPORATION

	By:	/s/Ching-Chen Huang
	Name:	Ching-Chen Huang
	Title:	President

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASERS:	LEUKON INVESTMENTS, LP

	By:	LKST, Inc.,
its General Partner

	By:	/s/Timothy A. Springer
Timothy A. Springer
President

TAS PARTNERS, LLC

	By:	/s/Timothy A. Springer
Timothy A. Springer
Manager

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASER:	RUSNANO

	By:	/s/Yuri Udaltsov
	Name:	Yuri Udaltsov
	Title:	Deputy Chairman of the Management Board of Management Company RUSNANO LLC acting on the basis of a power of attorney

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASER:	ALEXANDRIA EQUITIES, LLC
a Delaware limited liability company

By: ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation, managing member

	By:	/s/Eric S. Johnson
	Name:	Eric S. Johnson
	Title:	Senior Vice President, RE Legal Affairs

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASERS:	BIODYNAMICS CORE, L.P.

	By:	BioDynamics, LLC, its General Partner

	By:	/s/Omid Farokhzad, M.D.
	Name:	Omid Farokhzad, M.D.
	Title:	Member

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASERS:	OSAGE UNIVERSITY PARTNERS II, L.P.

	By:	OSAGE UNIVERSITY GP II, LP, its General Partner

	By:	OSAGE PARTNERS, LLC, its General Partner

	By:	/s/Marc Singer
	Name:	Marc Singer
	Title:	Member

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASERS:	AVENTISUB LLC

	By:	/s/Joseph M. Palladino
	Name:	Joseph M. Palladino
	Title:	President

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASERS:	SPHERA GLOBAL HEALTHCARE

MASTER FUND

	By:	/s/Doron Breen
	Name:	Doron Breen
	Title:	Director

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASERS:	RIDGEBACK CAPITAL INVESTMENTS LP

	By:	/s/Christian Sheldon
	Name:	Christian Sheldon
	Title:	C.T.O.

Signature Page to Fifth Amended and Restated Voting Agreement

PURCHASERS:	AJU LIFE SCIENCE OVERSEAS EXPANSION PLATFORM FUND C/O AJU IB INVESTMENT

	By:	/s/Ji-won Kim
	Name:	Ji-won Kim
	Title:	CEO

Signature Page to Fifth Amended and Restated Voting Agreement

SCHEDULE A

Purchasers

VTB Capital I2BF Netherlands B.V.
Herikerbergweg 238, 1101 CM Amsterdam Zuidoost
Netherlands

Selecta RKFN Ltd.
123290, Russia, Moscow, 1-y
Magistralnyy tupik, 5A

RUSNANO
10A prospect 60-letiya Oktyabrya
Moscow, Russia 117036

Eminent II Venture Capital Corporation
Room A, 28th Floor, No. 7, Sec. 5
Xinyi Rd., Xinyi District
Taipei City 110, Taiwan

Flagship Ventures Fund 2007, L.P.
One Memorial Drive, 7th Floor
Cambridge, MA 02142

Polaris Venture Partners V, L.P.
1000 Winter Street, Suite 3350
Waltham, MA 02451
Attn:  Amir H. Nashat

Polaris Venture Partners Entrepreneurs’ Fund V, L.P.
1000 Winter Street, Suite 3350
Waltham, MA 02451
Attn:  Amir H. Nashat

Polaris Venture Partners Founders’ Fund V, L.P.
1000 Winter Street, Suite 3350
Waltham, MA 02451
Attn:  Amir H. Nashat

Polaris Venture Partners Special Founders’ Fund V, L.P.
1000 Winter Street, Suite 3350
Waltham, MA 02451
Attn:  Amir H. Nashat

NanoDimension L.P.
c/o NanoDimension Management Limited
Attention Jonathan Nicholson
Centennial Towers, Suite 306B
2454 West Bay Road
Grand Cayman, Cayman Islands

Leukon Investments, LP
36 Woodman Rd.
Newton, Massachusetts 02467
Attention:  Dr. Timothy A. Springer

TAS Partners, LLC
36 Woodman Rd.
Newton, Massachusetts 02467
Attention:  Dr. Timothy A. Springer

OrbiMed Private Investments III LP
767 Third Avenue, 30th Floor
New York NY 10017
Attn:  Carl Gordon

OrbiMed Associates III, LP
767 Third Avenue, 30th Floor
New York NY 10017
Attn:  Carl Gordon

Alexandria Equities, LLC
385 E. Colorado Blvd., Suite 299
Pasadena, CA 91101
Attn:  Joel S. Marcus, CEO

Blakeley Ventures, LLC
60 State Street, Suite 3400
Boston, MA 02109

Jeffrey B. Larson
6 Arlington Street, Unit 5
Boston, MA 02116

Samiei & Morse Partnership
59 Farnham Street
Belmont, MA 02478

Megan Kelleher
444 Far Reach Road
Westwood, MA 02090

Dimitris Bertsimas
43 Lantern Rd.
Belmont, MA 02478

Peter W. Doelger
144 Beacon Street, Apt. 3
Boston, MA 02116

SILVER ROCK FINANCIAL LLC
1250 Fourth Street, Fifth Floor
Santa Monica, CA 90401

WELLWATER LLC
1250 Fourth Street, Fifth Floor
Santa Monica, CA 90401

BAYSIDE PARTNERS LLC
1250 Fourth Street, Fifth Floor
Santa Monica, CA 90401

NP1 LLC
1250 Fourth Street, Fifth Floor
Santa Monica, CA 90401

GENUNO LLC
1250 Fourth Street, Fifth Floor
Santa Monica, CA 90401

DNSMORE LLC
1250 Fourth Street, Fifth Floor
Santa Monica, CA 90401

GENTRACE LLC
1250 Fourth Street, Fifth Floor
Santa Monica, CA 90401

GENDOS LLC
1250 Fourth Street, Fifth Floor
Santa Monica, CA 90401

Mark Afrasiabi
711 El Medio Ave
Pacific Palisades CA 90272

Scott Cohen
405 Palisades Ave
Santa Monica CA 90402

Aventisub LLC
c/o Sanofi
54 rue La Boetie
75008 Paris:
Facsimile :  +33 1 53 77 44 53
Attn :  Vice President, Legal Operations

Sphera Fund
c/o Sphera Funds Management
21 Ha’Arbaah Street
Platinum House
Tel Aviv 64739

Osage University Partners II, L.P.
50 Monument Road
Suite 201
Bala Cynwyd, PA 19004

Biodynamics Core LP
c/o Biodynamics LLC
15 Laura Rd.
Waban, MA 02468

AJU Life Science Overseas Expansion Platform Fund
c/o AJU IB Investment Co. Ltd.
201 Teheran-ro, 5th floor
Gangnam-gu
Seoul, Korea 135-978
Attention:  Mr. Ji-won Kim, CEO

Ridgeback Capital Investments LP
500 South Pointe, Suite 220
Miami Beach, FL 33139

WV Investment Trust B
Attn.  Alan Rottenberg, Trustee
Goulston & Storrs
400 Atlantic Avenue
Boston, MA 02110

* * * * *

SCHEDULE B

Key Holders

Robert L. Bratzler

Werner Cautreels

SELECTA BIOSCIENCES, INC.

ADOPTION AGREEMENT TO FIFTH AMENDED
AND RESTATED VOTING AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on September 16, 2015, by the undersigned (the “Holder”) pursuant to the terms of that certain Fifth Amended and Restated Voting Agreement dated as of August 27, 2015 (as the same may hereafter be amended, the “Agreement”), by and among Selecta Biosciences, Inc., a Delaware corporation (the “Company”) and the other parties named therein.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1                               Acknowledgement.  The Holder acknowledges that the Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) as an additional Purchaser in accordance with Section 13.8 of the Agreement, and that the Holder will be a “Purchaser” for all purposes of the Agreement.

1.2                               Agreement.  The Holder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the Holder were originally a party thereto.  Any notice required or permitted by the Agreement shall be given to Holder at the address listed below Holder’s signature hereto.

HOLDER

WV INVESTMENT TRUST B

		By:	/s/Alan W. Rottenberg
Alan W. Rottenberg, as trustee and
not individually

Address:

Attn: Alan W. Rottenberg, Trustee
Goulston & Storrs
400 Atlantic Avenue
Boston, MA 02110

Accepted and agreed:

SELECTA BIOSCIENCES, INC.

By:	/s/Werner Cautreels
Name: Werner Cautreels
Title: President and CEO